Exhibit 99.1

New River Pharmaceuticals Announces Second Quarter 2005 Results

Radford, VA., August 12, 2005 - New River Pharmaceuticals Inc. (NASDAQ: NRPH) today announced its financial results for the quarter ended July 3, 2005. New River recognized a net loss of $6.4 million, or $0.35 per basic and diluted share, for the fiscal quarter ended July 3, 2005 compared to a net loss of $1.1 million, or $0.09 per basic and diluted share, for the fiscal quarter ended June 27, 2004.

Cash and short-term investment balances were $62.4 million at July 3, 2005.

General and administrative expenses were $1.8 million for the fiscal quarter ended July 3, 2005 compared to $1.5 million for the fiscal quarter ended June 27, 2004. The increase in these costs is primarily due to the addition of certain executive positions upon the completion of New River’s initial public offering in August 2004, and a general increase in various other administrative costs associated with New River’s operating as a public company. These costs were offset by a decrease in stock-based compensation costs.

Research and development expenses were $5.0 million for the fiscal quarter ended July 3, 2005 compared to $1.3 million for the fiscal quarter ended June 27, 2004. This increase was primarily the result of the continued expansion of New River’s research and development programs and clinical trials associated with NRP104.

"We recently initiated clinical studies for NRP290, our second clinical candidate, and expect to file an NDA on NRP104 by the end of this year,” said Krish Krishnan, Chief Financial Officer of New River. “Looking forward we anticipate an IND filing on an intravenous formulation of NRP388 in late 2005 or early 2006 and an IND filing on NRP409 in the second quarter of 2006.”

New River Pharmaceuticals Inc. is a specialty pharmaceutical company focused on developing novel pharmaceuticals that are safer and improved versions of widely-prescribed drugs.

For further information on New River, please visit the company’s website at www.nrpharma.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on April 1, 2005; the timing, progress and likelihood of success of our product research and development programs; the timing and status of our preclinical and clinical development of potential drugs; the likelihood of success of our drug products in clinical trials and the regulatory approval process; our drug products’ efficacy, abuse and tamper resistance, onset and duration of drug action, ability to provide protection from overdose, ability to improve patients’ symptoms, incidence of adverse events, ability to reduce opioid tolerance, ability to reduce therapeutic variability, and ability to reduce the risks associated with certain therapies; the ability to develop, manufacture, launch and market our drug products; our projections for future revenues, profitability and ability to achieve certain sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likelihood of obtaining favorable scheduling and labeling of our drug products; the likelihood of regulatory approval under Section 505(b)(2) under the Federal Food, Drug, and Cosmetic Act; our ability to develop safer and improved versions of widely-prescribed drugs using our Carrierwave ™ technology; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ annual report on Form 10-K, filed with the SEC on April 1, 2005, as well as other public filings with the SEC.

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com

NEW RIVER PHARMACEUTICALS INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

Assets	July 3, 2005	January 2, 2005
Current assets:	(Unaudited)
Cash and cash equivalents	$1,994,076	$4,018,556
Short-term investments	60,420,758	21,174,747
Prepaid expenses	309,432	315,644
Total current assets	62,724,266	25,508,947
Property and equipment:
Leasehold improvements	94,609	76,860
Machinery and equipment	809,176	686,895
	903,785	763,755
Less accumulated depreciation and amortization	575,607	502,890
Property and equipment, net	328,178	260,865
Total assets	$63,052,444	$25,769,812
Liabilities and Shareholders’ Equity
Current liabilities:
Capital lease obligation - current	$21,083	$—
Accounts payable	813,693	701,175
Unpaid and accrued research and development expenses	2,057,146	2,100,421
Accrued compensation	787,377	1,506,413
Due to affiliates	24,488	76,920
Total current liabilities	3,703,787	4,384,929

Capital lease obligation - noncurrent	38,609	—
Accrued stock-based compensation	279,563	—
Deferred revenue	50,000,000	—
Total liabilities	54,021,959	4,384,929

Shareholders’ Equity:
Preferred stock, par value $0.001 per share. Authorized 25,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share. Authorized 150,000,000 shares; issued and outstanding 17,989,002 shares at July 3, 2005 and 17,774,554 shares at January 2, 2005	17,989	17,775
Additional paid-in capital	62,018,084	61,346,030
Accumulated deficit	(53,005,588)	(39,978,922)
Total shareholders’ equity	9,030,485	21,384,883
Commitments and contingencies
Total liabilities and shareholders’ equity	$63,052,444	$25,769,812

NEW RIVER PHARMACEUTICALS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
	(Unaudited)		(Unaudited)
Sales, net	$—	$—	$—	$—
Operating costs and expenses:
Selling, general, and administrative	1,770,242	1,548,152	4,945,523	2,234,810
Research and development	5,040,996	1,312,688	8,825,211	2,420,946
Depreciation and amortization of property and equipment	39,636	29,169	74,816	59,712
Total operating expenses	6,850,874	2,890,009	13,845,550	4,715,468
Operating loss	(6,850,874)	(2,890,009)	(13,845,550)	(4,715,468)
Other income (expense):
Gain on settlement of litigation	—	1,764,043	—	1,764,043
Interest expense	(1,854)	(2,967)	(1,854)	(11,422)
Interest income	498,294	1,702	820,738	2,243
Total other income, net	496,440	1,762,778	818,884	1,754,864
Net loss	$(6,354,434)	$(1,127,231)	$(13,026,666)	$(2,960,604)
Net loss per share:
Basic and diluted	$(0.35)	$(0.09)	$(0.73)	$(0.23)